Exhibit 99.1

WARWICK, NY – July 20, 2012 – Warwick Valley Telephone Company (NASDAQ: WWVY) (the “Company”), referred to as WVT Communications Group, the parent company of leading cloud communications pioneers, today announced the appointment of David J. Cuthbert as President. Mr. Cuthbert will continue to serve as the Company’s Chief Operating Officer. The management change effectively separates the president and chief executive officer roles, which had been held by Duane W. Albro since 2007.

The decision to separate the two roles further bolsters the Company’s growth strategy by enabling Mr. Albro, who remains the Chief Executive Officer of WVT Communications Group, to continue his focus on driving the strategic direction of the overall business. Working alongside Mr. Albro since joining the Company last year following the acquisition of Alteva, LLC, Mr. Cuthbert’s duties now include overseeing all the operations of WVT Communications Group and all of its subsidiaries. Mr. Cuthbert will continue to serve on the Company’s Board of Directors, a seat he has held since December 2011.

Commenting on the management appointment, Mr. Albro said, “With the transformation of our Company enabled by the support of the NY Public Service Commission in its recent positive ruling on our holding company petition, we continue our evolution as a cloud communications company. We are already the ninth largest hosted IP telephony and unified communications provider* and believe we are now better positioned than ever to tap into this large and fast growing market. A key step forward in our transformation and growth strategy is David’s elevation to the post of President, which allows him to assume an increasingly broad leadership role. As COO, David has demonstrated impressive operational and financial capabilities along with incredibly strong character and commitment. Importantly, David and I share a vision of growing WVT Communications Group into the leading cloud communications provider while endeavoring to deliver shareholder value.”

Mr. Cuthbert, age 37, has strong operational management and leadership experience. He joined Alteva, LLC in 2006 as the Director of Operations and in August 2010 rose to the position of President and CEO. He is a graduate of the United States Naval Academy and a former Naval Special Operations Officer. In this capacity, he led underwater and land bomb disposal teams domestically and abroad. In 2003, Mr. Cuthbert was assigned leadership responsibility for the Navy’s leading nuclear weapon casualty response detachment. His process innovation and mission accomplishment record earned him several high level unit and individual awards for leadership. Mr. Cuthbert is active in groups advocating cloud-based unified communications solutions and is a founding member of “The Captains”, a Naval Academy networking group focused on professional development, peer mentorship, and social responsibility. David also serves on the Board of Trustees for the United States Naval Academy Foundation.

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WVT Communications Group, is a world technology leader in providing cloud-based Unified Communications (UC) solutions for small, medium and enterprise businesses. The Company has maintained a tradition of paying dividends to shareholders for 104 consecutive years. Founded in 1902, the Company has continued to adapt and remain on the forefront of technology, chiseling its position among the most stable and respected communications vendors on the globe. Moving forward, it is forging the new model that communications providers, large and small, are striving to emulate. WVT Communications Group is merging new innovations, such as those from Alteva and USA Datanet, with proven technology from industry leaders like Microsoft, Cisco, BroadSoft, Panasonic, and Polycom to build the ideal hosting architecture for communications.

Through its USA Datanet (targeting businesses under 35 employees), Alteva (targeting businesses over 35 employees and those with branch offices), and Warwick Valley Telephone (a highly-respected traditional telecom provider turned premier regional broadband company) businesses, WVT Communications Group is enabling businesses of any size to communicate more efficiently with hassle-free communications tools. By overlaying a UC division on its stabile, regional broadband company, WVT Communications Group has positioned itself in front of its peer legacy telecom companies and created an evolutionary change in its strategy. With this, the Company may offer its residential customers a similar suite of UC applications and services for use in a home environment that its business customers can enjoy. Visit www.wvtcg.com or call 855-U-GO-CLOUD.

*Frost & Sullivan Analysis, March 2012

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